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                                                                     EXHIBIT 4.4

                           CERTIFICATE OF AMENDMENT

                                      OF

                      AMENDED CERTIFICATE OF DESIGNATION

                                      OF

                            INTELLISYS GROUP, INC.


     It is hereby certified that:

     1. The name of the corporation (hereinafter called the "Corporation") is INTELLISYS GROUP, INC.

     2. The Amended Certificate of Designation of the Corporation is hereby amended by striking out Paragraph 1 thereof and by substituting in lieu of said Paragraph the following new Paragraph:

          "1.  Designation and Number.
               ----------------------

          A class of Preferred Stock, designated Series A Convertible Redeemable Preferred Stock (the "Series A Preferred Stock"), is hereby established. The number of shares of Series A Preferred Stock shall be 2,508,000. The rights, preferences, privileges and restrictions granted to and imposed upon the Series A Preferred Stock are as set forth below."

     3. The amendment of the Amended Certificate of Designation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, INTELLISYS GROUP, INC. has caused this certificate to be executed by its duly authorized officer this 31st day of March, 1999.
                                                --
                                      /s/ Michael Dennis
                                      ________________________________
                                      Michael Dennis,
                                      Executive Vice President Sales & Marketing